FORM 8-K



                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):  August 26,
1996

                         CARLYLE INCOME PLUS, L.P.-II

            (Exact name of registrant as specified in its charter)



      Illinois                        0-17705               36-3555432
 (State of organization)             (Commission           (IRS Employer
                                    File Number)          Identification
                                                            Number)


              900 North Michigan Avenue, Chicago, Illinois  60611
                    (Address of principal executive office)


       Registrant's telephone number, including area code:  (312)  915-
1987

                        THE ASHBY AT MCLEAN APARTMENTS

                               McLean, Virginia


Item 2. Acquisition or Disposition of Assets. On August 26, 1996, CIP/Ashby Partners (the "Venture"), an Illinois general partnership between Carlyle Income Plus, L.P.-II (the "Partnership") and
Carlyle Income Plus, Ltd. (the "Affiliated Partner"), another partnership sponsored by the General Partners of the Partnership, sold the land and related improvements known as The Ashby at McLean Apartments (the "Property"), a 12-story, 250-unit, approximately 272,250-square foot apartment building located on approximately 4.3 acres in McLean, Fairfax County, Virginia. The Property includes approximately 27,000 square feet of commercial space and 350 parking spaces. The purchaser, WRIT Limited Partnership, a Delaware limited partnership, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's length negotiations.
            Certain restrictions relating to the use of the Property, imposed by Fairfax County zoning requirements, provide that through the year 2002 at least 51 residential units are to be leased to tenants whose household adjusted gross incomes do not exceed certain amounts based on a schedule devised and periodically revised by the United States Department of Housing and Urban Development.

        The sale price of the land and improvements was $21,400,000 and was paid in cash at closing (net of selling costs and prorations). Residential occupancy at the Property was approximately 98% and commercial occupancy was approximately 92% at the date of sale. The sale resulted in a gain to the Venture of approximately $3,700,000 (of which the Partnership's share is approximately $2,553,000) for financial reporting purposes, due primarily to a $7,572,479 provision for value impairment recorded by the Venture in 1994 (of which the Partnership's share was $5,225,011). Also, the Property was classified as held for sale as of April 1, 1996 and therefore has not been subject to continued depreciation as of that date for financial reporting purposes. In addition, the Venture expects to report a loss on sale of approximately $3,475,000 for Federal income tax reporting purposes in 1996 (of which the Partnership's share will be approximately $2,398,000).
            The terms of the venture agreement provide generally that annual cash flow, sale proceeds and tax items are to be distributed or allocated based on the capital contributions made by each partner (69% to the Partnership and 31% to the Affiliated Partner). The Partnership expects to distribute its 69% share of the net proceeds from this sale, net of any necessary working capital reserve, in 1996.
            The Partnership Agreement provides that distributions of sale proceeds are to be allocated 99% to the Limited Partners and 1% to the General Partners until receipt by the Limited Partners of an amount equal to their initial contributed capital plus a stipulated return thereon. Thereafter, distributions of sale proceeds are to be allocated to the General Partners until the General Partners have received distributions in an amount equal to 3% of the gross selling prices of all properties sold, with the remaining balance to be distributed 85% to the Limited Partners and 15% to the General Partners; provided, however, that such 3% and 15% of sale proceeds distributable to the General Partners are subordinate to the Limited Partners' receipt of a stipulated return on their investment. Since the Limited Partners will not have received the aforementioned stipulated amounts from the proceeds of this sale, the General Partners will only be entitled to their 1% share in the distributions of proceeds from this sale at this time.
Item 7.  Financial Statements and Exhibits
      (a)   Financial Statements.  Not Applicable
      (b)   Pro Forma Financial Information - Narrative.
      As a result of the sale of the Property, beyond August 26, 1996, there will be no further rental and other income, property operating expenses, depreciation or venture partner's share of venture's operations recorded for the Property in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year ( the year ended December 31, 1995) were approximately $3,291,000 $1,577,000, $580,000 and
$351,000, respectively. Rental and other income, property operating expenses, depreciation and venture partner's share of venture's operations for the Property were approximately
$1,684,000, $847,000, $146,000 and $214,000, respectively, for the six months ended June 30, 1996. Also, as a result of the sale of the Property, there are no further consolidated assets and liabilities related to the Property, which at June 30, 1996 consisted of land and buildings and improvements (net of accumulated depreciation and provision for value impairment) of approximately $17,311,000; cash and other current assets of approximately $1,497,000; accrued real estate taxes and other current liabilities of approximately $228,000; tenant security deposits of approximately $105,000 and venture partner's subordinated equity of approximately $5,738,000. The remaining operations of the Partnership will consist primarily of the operations (through joint ventures) of the Partnership's remaining owned investment properties, the Landings Shopping Center and 1225 Connecticut Avenue Office Building.
      (c)   Exhibits.
            1. Real Property Purchase Agreement between CIP/Ashby Partners and WRIT Limited Partnership, dated July 19, 1996.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CARLYLE INCOME PLUS, L.P.-II
                                   By:  JMB Realty Corporation
                                       Corporate General Partner


                                       By:
                                            Gailen J. Hull, Senior Vice
President
                                            Principal Accounting Officer


Date:       September 6, 1996